Exhibit 99.2

                          Independent Auditors' Consent

To the Board of Directors and Shareholders of Mutual of America Investment Corporation:

We consent to the use of our report dated February 21, 2003 with respect to Mutual of America Investment Corporation (comprised of: Money Market Fund, All America Fund, Equity Index Fund, Mid-Cap Equity Index Fund, Bond Fund, Short-Term Bond Fund, Mid-Term Bond Fund, Composite Fund, and Aggressive Equity
Fund) incorporated herein by reference and included in the Mutual of America Investment Corporation's Annual Report to Shareholders for the year ended December 31, 2002.

/s/ KPMG LLP

March 14, 2003